                                                                     Exhibit 4.3

                                 TULARIK INC.


                           INVESTOR RIGHTS AGREEMENT

                               October 31, 1997

                               TABLE OF CONTENTS

                                                           Page

 1.   Certain Definitions...............................    1

 2.   Demand Registration...............................    3

 3.   Company Registration..............................    5

 4.   Registration on Form S-3..........................    6

 5.   Expenses of Registration..........................    7

 6.   Registration Procedures...........................    7

 7.   Indemnification...................................    8

 8.   Information by Holder.............................   10

 9.   Sale Without Registration.........................   10

10.   Rule 144 Reporting................................   11

11.   Transfer of Registration Rights...................   11

12.   Market Stand-off Agreement........................   11


13.   Further Agreements................................   12
      13.1  Financial Statements........................   12
      13.2  Nondisclosure...............................   13
      13.3  Cooperation.................................   13
      13.4  Right of First Refusal......................   13

14.   Board of Directors................................   15

15.   Miscellaneous.....................................   15
      15.1  Waivers and Amendments......................   15
      15.2  Governing Law...............................   15
      15.3  Successors and Assigns......................   16
      15.4  Entire Agreement............................   16
      15.5  Severability of this Agreement..............   16
      15.6  Title and Subtitles.........................   16
      15.7  Notice......................................   16
      15.8  Counterparts................................   16
      15.9  Attorneys' Fees.............................   16


EXHIBIT A:  Schedule of Investors

EXHIBIT B: Schedule of Option Holders

                           INVESTOR RIGHTS AGREEMENT


     This Investor Rights Agreement (the "Agreement") is entered into as of October 31, 1997, by and among Tularik Inc., a Delaware corporation (the "Company"), the investors set forth on the Schedule of Investors attached hereto as Exhibit A (collectively, the "Investors") and the option holders set forth on the Schedule of Option Holders attached hereto as Exhibit B (collectively, the "Option Holders").

                                   Recitals

     1. Whereas, the Company desires to issue up to 1,650,000 shares of its Series H Preferred Stock (the "Series H Preferred Stock") and warrants for the purchase of up to 250,000 shares of its Series H Preferred Stock to certain Investors and the Option Holders, pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of October 3, 1997, among the Company; Tularik Acquisition Corp., a Delaware corporation; Amplicon Corp., a Delaware corporation ("Amplicon"); and certain stockholders of Amplicon (the "Reorganization Agreement");

     2. Whereas, one other Investor is receiving warrants to purchase up to an aggregate of 150,000 of the Company's Series H Preferred Stock; and

     3. Whereas, the Company has agreed that the Investors and Option Holders, upon exercise of their options, shall be granted certain registration rights as set forth herein.


     Now, Therefore, in consideration of the recitals and the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

                                   Agreement

1.   Certain Definitions.

     (a)  The term "Act" means the Securities Act of 1933, as amended.

     (b) The term "Additional Holder" means a "Holder" of "Registrable Securities" under the Registration Rights Agreement (as such two terms are respectively defined in Section 1(c) and Section 1(b) of the Registration Rights Agreement).

     (c) The term "Additional Registrable Securities" means "Registrable Securities" under the Registration Rights Agreement (as such term is defined in Section 1(b) of the Registration Rights Agreement).

     (d) The term "Holder" means any Investor or Option Holder holding Registrable Securities (and any person holding Registrable Securities to whom the registration rights have been transferred pursuant to Section 11 hereof).

     (e) The term "Initiating Holders" means any Holder(s) and/or Additional Holder(s) that possess(es) more than 50% of the aggregate of the Registrable Securities (including securities convertible into Registrable Securities) and/or Additional Registrable Securities.

     (f) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Act and the declaration or ordering of the effectiveness of such registration statement.

     (g) The term "Registrable Securities" means (i) the common stock of the Company (the "Common Stock") issued or issuable pursuant to the conversion of the shares of the Series H Preferred Stock issued to the Investors pursuant to the terms of the Reorganization Agreement, (ii) Common Stock issued or issuable pursuant to the conversion of the shares of Series H Preferred Stock issued or issuable to the Option Holders upon exercise of their options pursuant to the Reorganization Agreement, (iii) Common Stock issued or issuable pursuant to the conversion of the shares of Series H Preferred Stock issued or issuable to the Investors and/or the Option Holders upon exercise of the Warrants issued to the Investors and Option Holders pursuant to the terms of the Reorganization Agreement, (iv) other securities issued or issuable pursuant to the conversion of such shares of Series H Preferred Stock upon any stock split, stock dividend, recapitalization, or similar event, or (v) any Common Stock otherwise issued or issuable with respect to shares of Common Stock or the Series H Preferred Stock. Notwithstanding anything set forth above, the above described securities shall not be treated as Registrable Securities if and so long as they (x) have been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (y) have been sold pursuant to Rule 144 promulgated under the Act ("Rule 144") in a transaction exempt from the registration and prospectus delivery requirements of the Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, or (z) for purposes of Section 2, are available for sale in the opinion of counsel to the Company pursuant to Rule 144 in a transaction exempt from the registration and prospectus delivery requirements of the Act.

     (h) The term "Registration Rights Agreement" means the Company's Amended and Restated Registration Rights Agreement, dated September 30, 1997, as amended.

     (i) The term "SEC" means the Securities and Exchange Commission or any successor agency thereto.

     (j) The term "Warrants" means warrants issued to all of the Investors and the Optionholders.


2.   Demand Registration.

     (a) In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to at least 40% of such Initiating Holders' shares of Registrable Securities and/or Additional Registrable Securities (or any lesser number of shares if the anticipated aggregate offering price would exceed $5,000,000), the Company will:

          (1) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

          (2) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Act and any other governmental requirement or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 15 days after such Holder or Holders received the written notice from the Company provided for in Section 2(a)(1) above;

provided however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this
Section 2:

               (i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act;

               (ii) Prior to the earlier of (i) May 15, 1998, or (ii) six months after the effective date of the Company's first registered public offering of its stock;

               (iii) During the period starting with the date 60 days prior to the Company's estimated date of filing of, and ending on the date six months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively applying in good faith all reasonable efforts to cause such registration statement to become effective;

               (iv) After the Company has effected one such registration pursuant to this Section 2(a), and such registration has been declared or ordered effective (subject to Section 2(b) below); or

               (v) If the Company shall furnish to such Holder(s) a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed at such time, then the Company's obligation to register, qualify or comply under this
Section 2 shall be deferred for a period not to exceed 180 days from the date of receipt of written request from the Initiating Holders.

     Subject to the foregoing clauses, the Company shall file a registration statement covering the Registrable Securities so required to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.

     (b) In the event that a registration pursuant to Section 2 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 2(a)(1). In such event, the right of any Holder to registration pursuant to Section 2 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 2, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

     The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the Company's reasonable approval. Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders, and (i) shares which are not Registrable Securities, Additional Registrable Securities or convertible into Registrable Securities shall first be excluded from the registration and underwriting and (ii) if such exclusion is insufficient, the number of shares of Registrable Securities and Additional Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders and Additional Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders and Additional Holders at the time of filing of the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provision, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the above, such registration shall not count as the one permitted registration pursuant to Section 2(a) above if the Holders are unable to register at least 90% of the Registrable Securities requested to be registered.

     If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to 90 days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

3.   Company Registration.

     (a) If at any time, or from time to time, the Company shall determine to register any of its securities, either for its own account or for the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration on Form S-4 relating solely to an SEC Rule 145 transaction, (iii) a registration of convertible debt securities or
(iv) a registration on any other form (other than Form S-l, S-3, SB-1 or SB-2) which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

          (1)  promptly give to each Holder written notice thereof; and

          (2) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in any written request or requests by any Holder or Holders received by the Company within fifteen (15) days after such written notice is given on the same terms and conditions as the Common Stock, if any, otherwise being sold through the underwriters in such registration.

     (b) If the registration for which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3(a). In such event the right of any Holder to registration pursuant to this
Section 3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting (together with the Company, Additional Holders and the other holders distributing their securities through such underwriting) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

     (c) Notwithstanding any other provision of this Section 3, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriters may limit the Registrable Securities or other securities to be included in the registration, provided that in all registrations other than the initial public offering, the number of Registrable Securities to be included in the registration may not be reduced to less than 25% of the total number of shares to be registered. The Company shall so advise all Holders, Additional Holders and other holders distributing their securities through such underwriting and (i) shares which are not Registrable Securities, Additional Registrable Securities or convertible into Registrable Securities shall first be excluded from the registration and underwriting and
(ii) if such exclusion is insufficient, the number of shares of Registrable Securities and Additional Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders and Additional Holders in proportion, as nearly as practicable, to the respective amount of Registrable Securities and Additional Registrable Securities held by such Holders and Additional Holders at the time of filing of the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder, Additional Holder or other holder to the nearest 100 shares. The Company shall advise all Holders of shares which would otherwise be registered and underwritten pursuant hereto of any such limitations, and the number of shares of Registrable Securities that may be included in the registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter. Any securities excluded or withdrawn from such underwriting shall not be transferred in a public distribution prior to 90 days after the effective date of the registration statement relating thereto, or such shorter period of time as the managing underwriter may require.

     (d) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Holder has elected to register securities in such registration.

4.   Registration on Form S-3.

     (a) If any Holders or Additional Holders request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities or Additional Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $500,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder(s) may reasonably request; provided however, that the Company shall not be required to effect more than one registration pursuant to this Section 4 within any six-month period. The substantive provisions of
Section 4(b) shall be applicable to each registration initiated under this
Section 4.

     (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 4:

          (1) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Act;

          (2) if the Company, within ten days of the receipt of the request of such holder(s) under this Section 4, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within 90 days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities);

          (3) during the period starting with the date 60 days prior to the Company's estimated date of filing of, and ending on the date six months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

          (4) if the Company shall furnish to such Holder(s) a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed 180 days from the receipt of the request to file such registration by such Holder(s); or

          (5) after the Company has effected four registrations pursuant to this Section 4.

5. Expenses of Registration. All expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2 or 3 and in connection with one registration pursuant to Section 4, including, without limitation, all registration, filing and qualification fees, reasonable fees and disbursements of one counsel for the selling stockholders, printing expenses, escrow fees, fees and disbursements of counsel for the Company, accounting fees and expenses, and expenses of any special audits incidental to or required by such registration, shall be borne by the Company; provided however, that the Company shall not be required to pay stock transfer taxes or underwriters' fees, discounts or commissions relating to Registrable Securities. All other expenses of any registered offerings shall be borne pro rata among the selling stockholders.

6. Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Securities under the Act, the Company will, as expeditiously as possible:

     (a) Prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be necessary to permit the successful marketing of such securities but not exceeding 120 days or until the Holder(s) have completed the distribution described in the registration statement relating thereto, whichever first occurs.

     (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Act, and to keep such registration statement effective for the period of time specified in Section 6(a) above.

     (c) Furnish to each Holder participating in the registration such number of prospectuses and preliminary prospectuses in conformity with the requirements of the Act, and such other documents, as such selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities being sold by such Holder.

     (d) Use its best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each such selling Holder shall reasonably request and do any and all other acts and things which may be necessary or desirable to enable such Holder to consummate the public sale or other disposition in such jurisdictions, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such jurisdictions unless the Company is already subject to service in such jurisdictions and except as may be required by the Act.

     (e) Notify each Holder covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of any such Holder, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchaser of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

7.   Indemnification.

     (a) The Company agrees to indemnify and hold harmless each Holder with respect to which a registration statement has been filed under the Act pursuant to this Agreement, each of such Holder's partners, trustees, officers and directors, and other agents, each underwriter of any of the Registrable Securities included in such registration statement, and each person, if any, who controls any such Holder or underwriter within the meaning of the Act (hereinafter collectively referred to as the "Holder-Underwriters"), as follows:

          (1) against any and all loss, liability, claim, damage and expense whatsoever arising out of any untrue statement or alleged untrue statement of a material fact contained in such registration statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such untrue statement or omission or such alleged untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by such Holder-Underwriter expressly for use in such registration statement (or any amendment thereto) or such preliminary prospectus or prospectus (or any amendment or supplement thereto);

          (2) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld); and

          (3) against any and all expense (including attorneys' fees) whatsoever reasonably incurred, as incurred, in investigating, preparing, settling (with the consent of the Company, which consent shall not be unreasonably withheld) or defending against any litigation, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (1) or (2) above; provided however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement becomes effective, or in the amended prospectus filed with the SEC pursuant to Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter, or any Holder, if there is no underwriter, if a copy of the Final Prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such action is required by the Act.

     In no case shall the Company be liable under this indemnity agreement with respect to any loss, liability, claim, damage or expense with respect to any claim made against any Holder-Underwriter unless the Company shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, provided that the Company shall be liable under this indemnity agreement with respect to any such claim notwithstanding the lack of such notice within a reasonable time if such lack of notice does not prejudice the ability of the Company to defend such claim, and provided further that the failure to so notify the Company shall not relieve the Company from any liability which it may have otherwise than on account of this indemnity agreement. In case of any such notice, the Company shall be entitled to participate at its expense in the defense, or if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit brought to enforce any such claim; but if it so elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the Holder-Underwriter(s) and other defendant or defendants, if any, in any suit so brought, which approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any such suit and retain such counsel, the Holder-Underwriter(s) and other defendant or defendants, if any, in the suit, shall bear the fees and expenses of any additional counsel thereafter retained by them; provided however, that the Company shall bear the expense of independent counsel for the Holder-Underwriter(s) if the Holder-Underwriter(s) reasonably determine that representation of it or them and the Company by the same counsel would be inappropriate due to actual or potential conflicts of interest.

     (b) Each Holder severally, and not jointly, agrees that it will indemnify and hold harmless the Company, each officer and director of the Company, each person, if any, who controls the Company within the meaning of the Act, each underwriter of Registrable Securities included in any registration statement which has been filed under the Act pursuant to this Agreement, each person, if any, who controls such underwriter within the meaning of the Act, each other Holder, each of such other Holder's partners, officers and directors, and each person controlling such other Holder within the meaning of the Act against any and all loss, liability, claim, damage and expense, as incurred, described in clauses (a)(1) through (a)(3), inclusive, of this Section 7, but only with respect to statements or omissions, or alleged statements or omissions, made in such registration statement (or any amendment thereto) or any preliminary prospectus or prospectuses (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in such registration statement (or any amendment thereto) or such preliminary prospectus or prospectus (or any amendment or supplement thereto). In any event, the liability of each Holder hereunder shall be limited to the net proceeds received by the Holder pursuant to the registration. In case any action shall be brought against the Company or any person so indemnified pursuant to the provisions of this Section 7(b) and in respect of which indemnity may be sought against any Holder, the Holders from whom indemnity is sought shall have the rights and duties given to the Company, and the Company and the other persons so indemnified shall have the rights and duties given to the person entitled to indemnification, by the provisions of
Section 7(a).

     (c) The obligations of the Company and Holders under this Agreement shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement.

8. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, and the distribution proposed by such Holder or Holders, as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

9. Sale Without Registration. If at the time of any transfer of any Registrable Securities, such Registrable Securities shall not be registered under the Act, the Company may require, as a condition of allowing such transfer, that the Holder or transferee furnish to the Company (i) such information as is necessary in order to establish that such transfer may be made without registration under the Act, and (ii) (if the transfer is not made in compliance with Rule 144 other than a transfer not involving a change in beneficial ownership or a pro rata distribution by a partnership to its partners) at the expense of the Holder or transferee, an opinion of counsel reasonably satisfactory to the Company in form and substance to the effect that such transfer may be made without registration under the Act; provided, however, nothing contained in this Section 9 shall relieve the Company from complying with any request for registration, qualification, or compliance made pursuant to the other provisions of this Agreement.

10. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

     (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Act, at all times after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public;

     (b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

     (c) Furnish the Holder forthwith upon request (i) a written statement by the Company as to its compliance with the public information requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents as may be reasonably requested in availing the Holders of any rule or regulation of the SEC permitting the sale of any such securities without registration.

11. Transfer of Registration Rights. The rights to cause the Company to register securities granted by the Company under Section 2 may be assigned in writing by any Holder (i) to any transferee or assignee of Registrable Securities which controls, is controlled by or is under common control with such Holder or which is already a Holder of Registrable Securities, (ii) to a partner of the Holder or to any other transferee or assignee of not less than 200,000 shares of the Registrable Securities (as appropriately adjusted from time to time for stock splits and the like), (iii) to any other transferee or assignee of all shares of Registrable Securities held by such Holder if transferred to a single entity, or (iv) to any transferee under Section 11 of the Registration Rights Agreement; provided however, that such transfer may otherwise be effected in accordance with applicable securities laws; and provided further, that the Company is given written notice by such Holder at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned and provided further, that immediately following such transfer, the further disposition of such securities by such transferee or assignee is restricted under the Act.

12. Market Stand-off Agreement. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one (1) year following the effective date of a registration statement of the Company filed under the Act.

     Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The obligations described in this Section 12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 (under the Act) transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one-year period.

13.  Further Agreements.

     13.1 Financial Statements.

          (a) For as long as an Investor owns at least 75,000 shares of the Series H Preferred Stock, or Common Stock issued upon the conversion of the Series H Preferred Stock (adjusted for stock splits and the like), the Company shall furnish to such Investor, as soon as available and (i) in any event within 30 days after the end of each month an unaudited balance sheet, income statement and a statement of changes in financial position for that month prepared in accordance with generally accepted accounting principles including a comparison to the Company' operating plan; (ii) in any event within 45 days after the end of each quarter, unaudited quarterly financial statements; (iii) in any event within 90 day after the end of each fiscal year of the Company, a balance sheet of the Company as of the end of such fiscal year, a statement of income of the Company for such fiscal year, and a statement of changes in financial position of the Company for such fiscal year, audited by independent public accountants of national standing selected by the Company; and (iv) no less than 10 days prior to the end of each fiscal year, a business plan and an annual budget for the Company's succeeding fiscal year.

          (b) The obligations of the Company to provide the Investors with information as set forth in this Section 13.1 shall terminate on (i) the effective date of a registration statement filed under the Act by the Company covering the public offering of its securities, or (ii) the date on which the Company otherwise becomes subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act, whichever first occurs.

          (c) The rights granted to the Investors under Section 13.1(a) shall pass to all subsequent transferees of the Series H Preferred Stock until extinguished pursuant to the terms hereof, provided that, with respect to the rights set forth in Section 13.1(a), such transferee holds an aggregate of at least 75,000 shares of the Series H Preferred Stock, or Common Stock issued upon the conversion of the Series H Preferred Stock (adjusted for stock splits and the like), and provided further that such transferee agrees to be bound by
Section 13.2.

     13.2 Nondisclosure. Each Investor agrees not to use Confidential Information (as hereinafter defined) of the Company for its own use other than as permitted by agreement with the Company or for any purpose except to evaluate its equity investment in the Company. Each Investor agrees not to disclose such Confidential Information to any third parties or to any of its employees except employees who are required to have the Confidential Information to evaluate such Investor's investment in the Company or as permitted under the terms of any other agreements between the parties; provided however, that an Investor may report summary financial information concerning the Company to partners of the Investor in accordance with standard reporting practices of such Investor to its partners. For purposes of this subsection, "Confidential Information" means any information, technical data, or know-how, including, but not limited to, the Company's research, products, software, services, development, inventions, processes, designs, drawings, engineering, marketing, or finances, disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment and which the Company has marked "confidential," "proprietary" or "secret" or has otherwise identified as being such. Confidential Information does not include information, technical data or know-how which (i) is in such Investor's possession at the time of disclosure as shown by such Investor's files and records; (ii) before or after it has been disclosed to such Investor, is part of the public knowledge or literature, not as a result of any action or inaction of such Investor; (iii) is approved for release by written authorization of the Company; (iv) is disclosed to such Investor by a third party not under an obligation of confidentiality to the Company; or (v) is independently developed by such Investor.

     13.3 Cooperation. The Company shall cooperate with the Investors in supplying such information as may be reasonably requested by the Investors to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption, presently existing or hereafter adopted, from the Act for the sale of the Registrable Securities.

     13.4 Right of First Refusal. The Company hereby grants to each Investor the right of first refusal to purchase its pro rata share of any New Securities (as defined in this Section 13.4) which the Company may, from time to time, propose to sell and issue. An Investor's pro rata share, for purposes of this right of first refusal, is the ratio of the number of shares of Common Stock into which such Investor's shares of Series H Preferred Stock have been or are convertible and which are held by such Investor to the total number of shares of Common Stock outstanding (including all outstanding securities convertible into, exchangeable for or exercisable for Common Stock). This right of first refusal shall be subject to the following provisions:

          (a) "New Securities" shall mean any capital stock of the Company whether or not now authorized, the rights, options or warrants to purchase capital stock and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term

"New Securities" does not include (i) securities issuable upon exercise or conversion of currently outstanding securities or securities issued in compliance with this section; (ii) the shares of Series H Preferred Stock or the Common Stock into which they are convertible; (iii) securities issued pursuant to a public offering pursuant to an effective registration statement under the Act; (iv) securities issued pursuant to the Company's acquisition of another corporation by merger, purchase of substantially all the assets or other reorganization; (v) securities issued to employees and consultants of the Company pursuant to plans and arrangements approved by the board of directors;
(vi) securities issued in connection with equipment lease financing arrangements, credit agreements, joint ventures or other commercial transactions approved by the Board of Directors, including but not limited to any commercial agreement entered into between the Company and another entity pursuant to which the other entity or its affiliates receives license, distribution or other rights to specified technology or products of the Company; and (vii) securities issued in connection with any stock split, stock dividend or recapitalization of the Company.

          (b) In the event the Company proposes to undertake an issuance of New Securities and after it has received a bona fide offer to purchase such New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company proposes to issue the same. Each Investor shall have 20 days from the date of receipt of any such notice to agree to purchase any amount of New Securities up to the Investor's pro rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Each Investor shall have a right of overallotment such that if any Investor fails to exercise its right hereunder to purchase all of such Investor's pro rata portion of New Securities, the Company shall notify the other Investor(s) and the other Investor(s) may purchase the nonpurchased portion on a pro rata basis within 10 days from the date of such notice.

          (c) In the event an Investor fails to exercise in full the right of first refusal within said 20-day period (plus 10-day period, if applicable), the Company shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 30 days from the date of said agreement) to sell the New Securities respecting which the Investor's option was not exercised, at the price and upon the terms specified in the Company's notice. In the event the Company has not entered into an agreement to sell the New Securities within said 90-day period (or sold and issued New Securities in accordance with the foregoing within 30 days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Investors in the manner provided above.

          (d) The right of first refusal granted under this Agreement shall expire upon the first to occur of the following: (i) the closing of a public offering pursuant to an effective registration statement under the Act or (ii) as to an Investor if such Investor no longer holds at least 75,000 shares of Registrable Securities.

14. Board of Directors. The Company's Bylaws shall provide for a Board of Directors consisting of a variable number of directors between five and nine members, currently set at eight (8). As of the date hereof, the Board of Directors shall consist of David V. Goeddel, Ph.D.; A. Grant Heidrich, III; Mark
J. Levin; Edward McCracken; Steven L. McKnight, Ph.D.; Paul A. Marks, M.D.; Peter Sjostrand, M.D.; and Robert A. Swanson. Until the closing of the Company's initial public offering of Common Stock, no more than three (3) of the Company's directors shall be employees of the Company.

15.  Miscellaneous.

     15.1 Waivers and Amendments. With the written consent of the record Holders of a majority of the Registrable Securities then outstanding, the obligations of the Company and the rights of the Holders of the Registrable Securities under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a signed statement in writing.

     15.2  Governing Law.

           (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

           (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced against Tularik in either the courts of the State of California, County of San Mateo or the State of New York, County of New York, or, if it has or can acquire jurisdiction, in either the United States District Court for the Northern District of California or the United States District Court for the Southern District of New York. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced against the Investors in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each party to this Agreement:

                (1) expressly and irrevocably consents and submits to the jurisdiction of such courts (and the appropriate appellate courts) in connection with any such legal proceeding;

                (2) agrees that such courts shall be deemed to be a convenient forum; and

                (3) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any such state or federal court, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

     15.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     15.4 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject hereof and thereof.

     15.5 Severability of this Agreement. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     15.6 Title and Subtitles. The titles of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     15.7 Notice. Any notice or report required in this Agreement or permitted to be given shall be given in writing and shall be deemed effective upon personal delivery (including delivery by messenger or by overnight courier or delivery service) or four (4) days after deposit in the United States certified or registered mail, postage prepaid and return receipt requested and addressed
(i) if to a Holder which is not an Option Holder, at such Holder's address set forth on Exhibit A, or at such other address as such Holder shall have furnished to the Company in writing, or (ii) if to an Option Holder, at the address as set forth on Exhibit B or at such other address as the Option Holder shall have furnished to the Company in writing, or (iii) if to the Company, one copy should be sent to its address as set forth below and addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Holders.

     15.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     15.9 Attorneys' Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such prevailing party may be entitled.

     In Witness Whereof, the parties have caused this Agreement to be duly executed and delivered as of the day and year first written above.

Company:                                 Holder:

Tularik Inc.                             [     ]


By: /s/ David V. Goeddel                 By:  /s/ Holder
    ---------------------------             ----------------------------
    David V. Goeddel, President
    Corporate Drive                      Name:__________________________
    South San Francisco, CA 94080
                                         Title:_________________________
                                         Address:_______________________
                                         _______________________________
                                         _______________________________

                           INVESTOR RIGHTS AGREEMENT

                                   Exhibit A

                             SCHEDULE OF INVESTORS

                                                      Warrants to Purchase
                             Series H Preferred       Series H Preferred
Name and Address             Stock Held               Stock
                             (Number of Shares)       (Number of Shares)
---------------------        ---------------------    --------------------

                           INVESTOR RIGHTS AGREEMENT

                                   Exhibit B

                          SCHEDULE OF OPTION HOLDERS



                                                Options to Purchase
                                                Series H Preferred Stock
                                                and Warrants
Name and Address                                (Number of Shares)
-----------------------------                   -------------------------